Exhibit 23.2

RESPEC Company, LLC

3824 Jet Drive

Rapid City, SD 57703

Consent of RESPEC Company, LLC

In connection with the Guardian Metal Resources PLC’s Registration Statement on Form F-1 (the “Registration Statement”), the undersigned consents to:

i.	The filing of the technical report summary titled “S-K 1300 Technical Report Summary Pilot Mountain Tungsten Project, Mineral County, Nevada, USA” (the “Pilot Mountain TRS”), with an effective date of December 15, 2025, as an exhibit to and referenced in the Form F-1;

ii.	the incorporation by reference of the Pilot Mountain TRS in the Registration Statement, any other periodic reports filed by the company, including amendments or supplements thereto;

iii.	the use of and references to our name in connection with the Pilot Mountain TRS and the Registration Statement, any other periodic reports filed by the company, including amendments or supplements thereto; and

iv.	the information derived, summarized, quoted or referenced from the Pilot Mountain TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

RESPEC Company, LLC, is responsible for authoring, and this consent pertains to, the following sections of the Pilot Mountain TRS: All sections of the report excluding Section 1.4, Section 10.0, and Section 17.0.

Report Effective Date: December 15, 2025

Consent Date: February 6, 2026

/s/ Michael S. Lindholm
Michael S. Lindholm
RESPEC Company, LLC